SUPPORT AGREEMENT #1

         SUPPORT AGREEMENT #1, dated as of February 25, 1998, among Apollo Management, L.P. ("Apollo"), Merger Co. (as defined below) and the persons listed on Schedule A hereto (each a "Stockholder", and, collectively, the "Stockholders").

         WHEREAS, Apollo and Matlack Systems, Inc., a Delaware corporation (the "Company") have, on the date hereof, entered into a letter of intent (the "LOI") with respect to the acquisition of the Company by Palestra Acquisition Corp., a Delaware corporation formed by Apollo ("Merger Co.");

         WHEREAS, subject to the terms and conditions of the LOI, Apollo, Merger Co. and the Company, propose to enter into an Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Merger Co. with the Company (the "Merger");

         WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule A hereto; such shares of the Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of the Company Common Stock that may be acquired after the date hereof by such Stockholder, including shares of the Company Common Stock issuable upon the exercise of options to purchase the Company Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"; and

         WHEREAS, as a condition to their willingness to enter into the LOI and the Merger Agreement, Apollo and Merger Co. have requested that the Stockholders enter into this Agreement;

         NOW, THEREFORE, to induce Apollo and Merger Co. to enter into, and in consideration of it entering into, the LOI and the Merger Agreement (as applicable), and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1.       Purchase and Sale of Shares.

         (a) Sale. Each Stockholder hereby severally and not jointly agrees to sell to Merger Co., upon written notice from Merger Co. (the "Notice"), all such Stockholder's Shares at a price per Share equal to $12.00; provided, that (i) one of the following shall have occurred: (A) a third party shall have made an Alternative Proposal (as defined in the LOI), (B) the Company materially breaches its obligations under the LOI or the Merger Agreement or (C) the approval of the Merger by the Company's Stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof and
(ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

         (b) Closing. Subject to Section 1(a) hereof, the closing of the purchase and sale of the Stockholder's Shares shall take place at the place, time and date for the closing of the purchase by Merger Co. specified in the Notice. At the closing, each Stockholder shall deliver certificates representing such Stockholder's Shares, in proper form for transfer, accompanied by stock powers duly executed in blank against delivery of $12.00 per Share. Such delivery shall vest in Merger Co., and each Stockholder will take any additional actions reasonably requested by Merger Co. to perfect in Merger Co., good and marketable title to the Shares, free and clear of any lien, encumbrance or voting agreement of any kind, other than as created by this Agreement.

         (c) Excess Consideration. (i) Following an Alternative Proposal or in the event the transactions contemplated by the Merger Agreement are consummated and the consideration per Share paid by Merger Co. is increased to in excess of $12.00 per Share (a "Merger Co. Increase"), Merger Co. may elect, by notice to the Stockholders, in lieu of purchasing such Stockholder's Shares, to receive from such Stockholder, and each Stockholder hereby agrees to pay to Merger Co. on demand, an amount equal to one-half of all Excess Consideration (determined in accordance with Section 1(c)(ii) below) of such Stockholder from the consummation of any Alternative Proposal for which a definitive agreement is entered into within the time periods contemplated by Section 8 below or pursuant to a Merger Co. Increase.

         (ii) For purposes of this Section 1(c), the "Excess Consideration" of any Stockholder from any Alternative Proposal or a Merger Co. Increase shall equal the sum of (A)(1) the aggregate consideration received by such Stockholder pursuant to such (x) Alternative Proposal or (y) Merger Co. Increase valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (2) the fair market value (which shall not be less than the purchase price per share of Company Common Stock set forth in the Alternative Proposal or a Merger Co. Increase) of all Shares of such Stockholder disposed of after the termination of the LOI or the Merger Agreement and prior to the date of such consummation, less (B) the product of (x) the number of Shares held by such Stockholder on the date of termination of the LOI or the Merger Agreement and (y) $12.00. An equivalent calculation shall be made with respect to any options sold and included as part of the calculation of Excess Consideration.

         (iii) For purposes of this Section 1(c), the fair market value of any non-cash consideration consisting of:

                  (A) securities listed on a national securities exchange or traded on the New York Stock Exchange shall be equal to the average closing price per share of such security as

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

reported on such exchange or New York Stock Exchange for the five trading days after the date of determination; and

                  (B) consideration which is other than securities of the form specified in clause (A) of this Section 1(c)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within 10 business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Merger Co., on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

         (iv) Any payment of Excess Consideration under this Section 1(c) shall be paid by wire transfer of same day funds to an account designated by Merger Co. ("Wire Transfer"). If all or a portion of the consideration received for the Shares by the Stockholder is in the form of non-cash consideration, the Stockholder shall pay to Merger Co. the Excess Consideration on such portion by either, at the Stockholder's election, (i) transferring to Merger Co. Merger Co.'s pro rata share of such non-cash consideration (which transfer shall be made immediately following the determination of the value of such non-cash consideration) or (ii) selling such non-cash consideration (which sale shall be effected as soon as practicable and the allocable portion of the proceeds of which shall be paid to Merger Co. immediately following the settlement of such sale) and remitting the cash proceeds to Merger Co. by Wire Transfer.

         (v) In the event Merger Co. purchases the Stockholder's Shares as contemplated by Section 1(b) above and consummates the sale of such Shares pursuant to an Alternative Proposal or a Merger Co. Increase, then Merger Co. shall pay to the Stockholders pro rata, on demand, an amount equal to one half the Consideration of Merger Co. from the consummation of the Alternative Proposal for which a definitive agreement is entered into within the time periods contemplated by Section 8 below or pursuant to a Merger Co. Increase. Excess Consideration shall be calculated and payment shall be made in the same manner (appropriately adjusted) as provided in paragraphs (ii), (iii) and (iv) immediately preceding (it being understood the election set forth in paragraph
(iv) preceding shall be at Merger Co.'s election).

         (d) Dividends and Split-Ups. In event of any change in the number of issued and outstanding Shares by reason of any stock dividend, split-up, recapitalization, merger, combination, conversion, exchange of shares, rights plan or other change in the corporate or capital structure of the Company which would have the effect of diluting the rights of Merger Co. hereunder or of reducing the aggregate Purchase Price (as defined in the LOI) payable with respect to the Shares hereunder, the number and kind of Shares subject to this Agreement and the Purchase Price shall be appropriately adjusted.

         2. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Merger Co. as follows:

         (a) Authority. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Merger Co., constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state, local, municipal or foreign or other government or subdivision, branch, department or agency thereof or any governmental or quasi-governmental authority of any nature, including any court or other tribunal, (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares.

         (b) The Shares. The Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, and the Stockholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. Except as set forth on Schedule B, the Stockholder owns of record or beneficially no shares of the Company Common Stock other than such Stockholder's Shares and shares of the Company Common Stock issuable upon the exercise of Company stock options, as set forth on Schedule A hereto.

         (c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.


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

         (d) Merger Agreement. The Stockholder understands and acknowledges that Merger Co. is entering into the LOI and the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

         3. Representations and Warranties of Merger Co. Merger Co. hereby represents and warrants to the Stockholders as follows:

         (a) Authority. Merger Co. has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Merger Co. and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Co. This Agreement has been duly executed and delivered by Merger Co. and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of Merger Co. enforceable in accordance with its terms.

         (b) Securities Act. The Shares will be acquired in compliance with, and Merger Co. will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of the Securities Act of 1933, as amended.

         (c) Financing. Merger Co. has, or will have at the time that any payment is required to be made to any Stockholder hereunder, the funds necessary to make such payment to such Stockholder.

         4. Covenants of the Stockholders. Each Stockholder, severally and not jointly, agrees as follows:

         (a) The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of the Shares to any person other than Merger Co. or Merger Co.'s designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

         (b) At any meeting of Stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Stockholder shall as requested by Merger Co. (including, without limitation, by cooperating with Merger Co. with respect to the irrevocable proxy granted to Merger Co. pursuant to Section 5 below), vote (or cause to be voted) such Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger

Agreement. At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, such Stockholder shall as requested by Merger Co. as provided above vote (or cause to be voted) such Stockholder's Shares against
(i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Alternative Proposal (collectively, "Alternative Transactions") or
(ii) any amendment of the Company's Articles of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

         5. Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

         (a) Each Stockholder hereby irrevocably grants to, and appoints, Joshua Harris, and any other individual who shall hereafter be designated by Merger Co., such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Alternative Transaction or Frustrating Transaction.

         (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

         (c) Each Stockholder hereby affirms that the proxy set forth in this
Section 6 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Such Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 212 of the Delaware General Corporation Law. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 8.

         6. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Merger Co. may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder's Shares as contemplated by Section 5. Merger Co. agrees to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act).

         7. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, each of Apollo and Merger Co. shall have the right to assign its rights, interests and obligations hereunder to Apollo Investment Fund III, Apollo Investment Fund IV (or any funds under direct or indirect common control) or MTL Inc. and any of their respective affiliates at its sole option and without the prior written consent of the other parties hereto; provided that no such assignment shall relieve Apollo of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date that is 10 business days after the later of (i) the date which is (x) six months from the date hereof or (y) if the Merger Agreement is executed nine months from the date of the Merger Agreement, (ii) the consummation of an Alternative Proposal as contemplated by
Section 1(c)(i) above if a definitive agreement is in place on or before the expiration of the time period contemplated by clause (i) immediately above and
(iii) the date on which all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to Section 1 shall have expired or been terminated. Nothing in this Section 8 shall relieve any party from liability for willful breach of this Agreement. Notwithstanding the foregoing, if Merger Co. shall purchases Shares pursuant to Section 1 hereof, Sections 2,3 and 7-11 shall survive any termination of this Agreement.

         9. General Provisions.

         (a) Payments. All payments required to be made to any party to this Agreement shall be made by Wire Transfer to an account designated by such party at least one trading day prior to such payment.

         (b) Expenses. Subject to the terms of the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.


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

         (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)      if to Merger Co., to

Joshua Harris
c/o Apollo Management, L.P.
1301 Avenue of the Americas
New York, New York  10019
Facsimile:  (212) 261-4102

with a copy to:

Morton A. Pierce, Esq.
Douglas L. Getter, Esq.
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York  10019
Facsimile:  (212) 259-6333

and

(ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to:

Michael B. Kinnard, Esq.
Vice President, General Counsel and Secretary
Matlack Systems, Inc.
2000 Concord Pike
Wilmington, DE 19803
Facsimile:  (302) 426-3555

         (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when

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

two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

         (i) Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Stockholder nor Merger Co. shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

         10. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

         11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States. This being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

         12.      Apollo Agreements.

         (a) Further Action. Apollo, on behalf of Merger Co., covenants and agrees for the benefit of the Stockholders that, in the event the Merger Agreement is executed, it shall use reasonable efforts, subject to the fulfillment of each of the conditions of performance set forth therein, to perform such acts and execute such documents as may be reasonably required to effect the Merger. Further in the event the Merger Agreement is consummated, the parties acknowledge that the Shareholders will be entitled to the consideration payable thereunder.

         (b) Guarantee. Apollo, on behalf of certain investment Funds under management, hereby guaranties the obligations created by the covenants of Merger Co. set forth in Sections 1(c)(v) and 3(c) above, it being understood that any such guaranties and relating obligations shall be non-recourse to the partners, whether past, present or future, of Apollo and/or its investment funds under management.

         IN WITNESS WHEREOF, each of Apollo and Merger Co. has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder (or the appropriate officer of a Stockholder) has signed this Agreement, all as of the date first written above.


                                              APOLLO MANAGEMENT, L.P.


                                              By:____________________________
                                                  Joshua Harris
                                                  Title:


                                              PALESTRA ACQUISITION CORP.


                                              By:____________________________
                                                  Joshua Harris
                                                  President

                                              STOCKHOLDERS:


                                              _______________________________
                                              John W. Rollins, Sr.

                                              _______________________________
                                              John W. Rollins, Jr.

                                              _______________________________
                                              Henry B. Tippie



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                                                                     SCHEDULE A



                                Number of shares of        Number of options to
                                the Company Common         purchase the Company
  Stockholder and Address            Stock                    Common Stock
  -----------------------       -------------------        --------------------

John W. Rollins, Sr.                1,003,684                      -0-
The Rollins Plaza
Wilmington, DE  19803

John W. Rollins, Jr.                 119,825*                      -0-
The Rollins Plaza
Wilmington, DE  19803

Henry B. Tippie                      300,000                       -0-
The Rollins Plaza
Wilmington, DE  19803

--------

         * Mr. Rollins, Jr. will use reasonably efforts to cause an additional 61,500 shares of Company Common Stock to be subject to this Agreement as promptly as practical after the date hereof.



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